EXHIBIT 12
                           COMPUTATION OF RATIOS

                                EL PASO ENERGY
                COMPUTATION OF EARNINGS TO FIXED CHARGES AND
               RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
             PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                                   FOR THE SIX MONTHS
                                                     ENDED JUNE 30,       FOR THE YEAR ENDED DECEMBER 31,
                                                   ------------------    ---------------------------------
                                                      2000    1999     1999    1998   1997    1996    1995
                                                     ------ -------    -----   ----  -----   ------  ------
Earnings
    Pre-tax income (loss) from continuing operations
      before preferred dividends of subsidiary      $    45 $  (143) $  (298) $  (45) $    66 $    44 $   53
    Minority interest in consolidated subsidiaries       49      8        36      12        -       -      -
    Income from equity investees                        (38)   (49)      (95)    (84)     (53)      -      -
                                                      ------ -------   ------   ------ ------- ------- ------

    Pre-tax income (loss) from continuing
      operations before minority interest
      in consolidated subsidiaries and income
      from equity investees                             464   (184)     (357)   (523)     611     444     532

    Fixed charges                                       334    249       552     453      381     269     263
    Distributed income of equity investees               28      7        43      24       19       -       -
    Capitalized interest                                (13)    (8)      (23)     (9)      (9)     (7)     (8)
    Preferred stock dividend requirements of
      consolidated subsidiaries                         (17)   (19)      (34)    (40)     (38)     (2)      -
    Fixed charges of minority interest in consolida     (49)    (8)      (36)    (12)       -       -       -
                                                       -----  ------   ------- ------  -------    -----   -----

        Totals earnings available for fixed charges  $  747  $   37    $  145  $(107)  $   964  $  704   $ 787
                                                       =====  ======   =======  =====  =======   ======   =====

Fixed charges
    Interest and debt expense                        $   26  $  216    $   47  $  38   $    33  $   25   $  25
    Interest component of rent                            7       6        12     13        11      12      11
    Preferred stock dividend requirement                 17      19        34     40        38       2       -
    Minority interest in consolidated subsidiaries       49       8        36     12         -       -       -
                                                      ------  ------   -------  ------  -------  ------   ------
        Total fixed charges                          $  334  $  249     $ 552  $ 453   $   381  $  269   $ 263
                                                      ======  ======   =======  ======  =======  ======   ======
Ratio of earnings to fixed charges (1)                 2.24       -(2)      -(2)   -(2)   2.53     2.62    2.99
                                                      ======  ======   =======  ======  =======  ======   ======
(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since
    El Paso Energy has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2) Earnings were inadequate to cover fixed charges by $212 million for the six months ended
    June 30, 1999, and $407 million and $560 million for the years ended 1999 and 1998, respectively.

    For purposes of calculating these ratios:  (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pretax preferred stock dividend requirements of consolidated subsidiaries, and minority interests in consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.
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